As filed with the Securities and Exchange Commission on February 27, 2023

Registration Statement No. 333-241605

Registration Statement No. 333-233029

Registration Statement No. 333-226677

Registration Statement No. 333-219806

Registration Statement No. 333-204958

Registration Statement No. 333-194253

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-241605

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-233029

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-226677

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-219806

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-204958

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-194253

UNDER

THE SECURITIES ACT OF 1933

ENDO INTERNATIONAL PLC

(Exact name of Registrant as specified in its charter)

Ireland	68-0683755
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Endo International plc Amended and Restated 2015 Stock Incentive Plan

Endo International plc 2015 Stock Incentive Plan

Endo International plc Amended and Restated 2000 Stock Incentive Plan

Endo International plc Amended and Restated 2004 Stock Incentive Plan

Endo International plc Amended and Restated 2007 Stock Incentive Plan

Endo International plc Amended and Restated 2010 Stock Incentive Plan

Endo International plc Amended and Restated Assumed Stock Incentive Plan

Endo International plc Amended and Restated Employee Stock Purchase Plan

(Full titles of the plans)

Matthew J. Maletta, Esq.

Executive Vice President, Chief Legal Officer and Company Secretary

Endo International plc

1400 Atwater Drive

Malvern, Pennsylvania 19355

(484) 216-0000

(Telephone number, including area code, of agent for service)

with a copy to:

Brandon Van Dyke

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (“Post-Effective Amendments”) related to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed with the Securities Exchange Commission (“SEC”) by Endo International Plc (the “Registrant”), are being filed to terminate all offerings under the Registration Statements and to withdraw and remove from registration the Registrant’s ordinary shares, $0.0001 per share (the “Ordinary Shares”), that had been registered under such Registration Statements:

1.

Registration Statements (File No. 333-241605 and File No. 333-233029), filed with the SEC on August  6, 2020 and August 5, 2019, respectively, each registering 7,000,000 Ordinary Shares under the Endo International plc Amended and Restated 2015 Stock Incentive Plan;

2.

Registration Statement (File No. 333-226677), filed with the SEC on August 8, 2018, registering 5,000,000 Ordinary Shares under the Endo International plc Amended and Restated 2015 Stock Incentive Plan;

3.

Registration Statement (File No. 333-219806), filed with the SEC on August 9, 2017, registering 10,000,000 Ordinary Shares under the Endo International plc Amended and Restated 2015 Stock Incentive Plan;

4.	Registration Statement (File No. 333-204958), filed with the SEC on June 15, 2015, registering 10,000,000 Ordinary Shares under the Endo International plc 2015 Stock Incentive Plan; and

5.

Registration Statement (File No. 333-194253), filed with the SEC on February 28, 2014, registering 83,308 Ordinary Shares under the Endo International plc Amended and Restated 2000 Stock Incentive Plan; 495,125 Ordinary Shares under the Endo International plc Amended and Restated 2004 Stock Incentive Plan; 631,172 Ordinary Shares under the Endo International plc Amended and Restated 2007 Stock Incentive Plan; 9,508,002 Ordinary Shares under the Endo International plc Amended and Restated 2010 Stock Incentive Plan; 3,707,534 Ordinary Shares under the Endo International plc Amended and Restated Assumed Stock Incentive Plan; and 741,775 Ordinary Shares under the Endo International plc Amended and Restated Employee Stock Purchase Plan.

As a result of the delisting of the Registrant’s Ordinary Shares from the New York Stock Exchange and the fact that there are less than 300 holders of record of its Ordinary Shares as of December 31, 2022, the Registrant is no longer mandated to file periodic reports with the SEC under Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (collectively, the “delisting and deregistration”).

As a result of the delisting and deregistration, the Registrant has terminated any and all offerings of Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, Registrant hereby removes from registration all such securities of Registrant registered pursuant to the Registration Statements that remain unsold or unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, State of Pennsylvania, on February 27, 2023.

ENDO INTERNATIONAL PLC
(Registrant)

/s/ Matthew J. Maletta
Name: Matthew J. Maletta
Title: Executive Vice President, Chief Legal Officer and Company Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.